EXHIBIT 99
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          Nov. 12, 1997                                   News Release


          John Hecht                            AMCORE FINANCIAL, INC.
          Chief Financial Officer
          815-961-7003

          Greg Sprawka
          Controller
          815-961-7178


              AMCORE FINANCIAL ANNOUNCES PLANS TO ACQUIRE
                    MIDWEST FEDERAL FINANCIAL CORP.

     ROCKFORD, IL. -- AMCORE Financial, Inc., and Midwest Federal Financial Corp., announced today that they have signed a definitive agreement for AMCORE to acquire Midwest Federal, a thrift based in Baraboo, WI, with over $212 million in assets and nine offices.

     This acquisition will bring AMCORE's total assets in Wisconsin to over $750 million and will make AMCORE the sixth-largest publicly traded banking organization in Wisconsin with 22 offices.

     "Midwest Federal is a strategic acquisition for AMCORE and is a natural extension of our market area. It positions us along the Interstate 90 corridor north of our Madison offices and south of our Westfield and Montello offices," said Robert J. Meuleman, president and chief executive officer of AMCORE. "We are impressed with the quality of their management team and their history of outstanding financial performance."

     The transaction is expected to be completed by the second quarter of 1998, pending regulatory approval, and will be treated as a pooling of interest for accounting purposes. AMCORE will exchange 1.174 shares of its stock for each Midwest Federal share outstanding. The exchange ratio is subject to change if AMCORE's share price exceeds $27 per share or is less than $20.43 per share. Midwest Federal has 1,627,674 shares outstanding.

     Midwest Federal is a savings and loan holding company which owns 100% of Baraboo Federal Bank, FSB, a federally-chartered savings bank. The company more closely resembles a commercial bank than a traditional thrift in its position in the market.

     "We're pleased to be joining the AMCORE family and are impressed with the company's community banking philosophy and its commitment to the customers, shareholders, employees and communities it serves," said Gary E. Wegner, president and chief executive officer of Midwest Federal.

     Midwest Federal has nearly $52 million in commercial loans and commercial real estate loans. In addition, 12 of the bank's 14 officers have a commercial banking background. The bank also has a trust department with $18 million in assets under management.

     "This is a great match for us and an excellent fill-in for the marketplace. We look forward to offering AMCORE's community banking philosophy and diverse product line to all of the communities Midwest Federal serves," said Meuleman. "This is an attractive area where the population is expected to grow at least 12 percent annually from 1990 to the year 2000."

     Midwest Federal's market is in Sauk, Columbia and Green Lake counties, with a combined population of over 100,000. The company's nine offices are in Baraboo, Portage, Sauk City, Lodi, Kingston and Dalton.

     With the addition of Midwest Federal, AMCORE's assets will approach $4 billion. Midwest Federal will be AMCORE's third Wisconsin acquisition. First National Bancorp, Inc., Monroe, WI was acquired in April and Country Bank Shares Corporation, Mt. Horeb, WI was acquired in July.

     AMCORE Financial, Inc., headquartered in northern Illinois, is a financial services company with assets of over $3.7 billion, operating in 41 locations in Illinois and 13 in Wisconsin. The company has five financial services companies: AMCORE Investment Group, N.A., including trust services, a capital management company, a brokerage company and the AMCORE Vintage family of mutual funds; AMCORE Mortgage, Inc.; AMCORE Consumer Finance Company, Inc.; AMCORE Insurance Group, Inc.; and Rockford Mercantile Agency, Inc., a bill collection service.

     This news release, other than historical financial and other information, may contain forward-looking statements that involve certain risk and uncertainties, including those detailed from time to time in the company's SEC reports. As a result of said risks and uncertainties, actual results may vary materially from those discussed herein.

     AMCORE common stock is listed on NASDAQ under the symbol "AMFI." Further information about AMCORE Financial Inc. can be found at our website at http://www.AMCORE.com.